Exhibit 99.1

Charlie’s Holdings Closes $3 Million Capital Raise with Founders
Funds Will Drive Growth, Facilitate New Product Launches & Strengthen Balance Sheet

COSTA MESA, CA, March 23, 2021 -- Charlie's Holdings, Inc. (OTC PINK: CHUC) ("Charlie’s" or the "Company"), an industry leader in both the premium e-cigarette space and the hemp-derived CBD wellness space, announced today that it has closed a $3 million capital raise through the private sale of 351,669,883 shares of common stock to the Company’s founders, Brandon Stump, Chief Executive Officer, and Ryan Stump, Chief Operating Officer. The Company intends to use the proceeds from the offering to drive substantial future growth, facilitate new product launches, increase working capital, retire outstanding debt, and for other general corporate purposes.

“The extensive process required to compile and submit a comprehensive Premarket Tobacco Application ("PMTA") to the FDA will ultimately prove a huge differentiating factor for Charlie’s; but it was also very expensive. Charlie’s invested nearly $5 million for its initial PMTA submission and the Company was in need of additional capital,” explained Jeff Fox, a member of Charlie’s Board of Directors. “After lengthy negotiations with numerous other potential investors did not produce acceptable terms, we are pleased that our founders, Brandon and Ryan Stump, chose to personally fund this $3 million common stock only investment. This financing does not include warrants or any other inducements. It will provide Charlie’s with sufficient proceeds to meet all of the Company’s current financial obligations and to drive substantial future growth opportunities.”

David Allen, Charlie’s Chief Financial Officer stated, “The proceeds from this private placement will strengthen our balance sheet, accelerate European growth, allow for expansion into the Middle East, and will facilitate the Company reaching several important near-term milestones, including the FDA’s anticipated announcement of Charlie’s successful PMTA. Such an accomplishment will allow Charlie’s to benefit tremendously as one of only a select group of companies operating responsibly in the premium e-liquid product space. Combined with our international growth, a domestic PMTA approval will dramatically increase Charlie’s sales, profits, and market share. We expect 2021 will be a very exciting year for our shareholders.”

About Charlie's Holdings, Inc.
Charlie's Holdings, Inc. (OTC Pink: CHUC) is an industry leader in both the premium, nicotine-only, e-cigarette space and the hemp-derived CBD wellness space through its subsidiary companies: Charlie's Chalk Dust, LLC and Don Polly, LLC. Charlie's Chalk Dust produces premium quality vapor products currently distributed in more than 90 countries around the world. Charlie's Chalk Dust has developed an extensive portfolio of brand styles, flavor profiles and innovative product formats. Launched in June of 2019, Don Polly, LLC formulates innovative hemp-derived CBD wellness products. Don Polly's super premium CBD products derive from single-strain-sourced hemp extract and high purity CBD isolate crystals.
For additional information, please visit: CharliesHoldings.com and the Company’s branded online websites: CharliesChalkDust.com and Pachamamacbd.com.

Safe Harbor Statement
This press release contains "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to statements regarding the Company's overall business, existing and anticipated markets and expectations regarding future sales and expenses. Words such as "expect," "anticipate," "should," "believe," "target," "project," "goals," "estimate," "potential," "predict," "may," "will," "could," "intend," variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company's control. The Company's actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to: the Company's ability to successful increase sales and enter new markets; the Company's ability to manufacture and produce product for its customers; the risks and uncertainties around the Company’s PMTA which seeks FDA authorization to continue to sell the Company’s e-liquid tobacco products in the United States; the Company's ability to formulate new products; the acceptance of existing and future products; the complexity, expense and time associated with compliance with government rules and regulations affecting nicotine and products containing cannabidiol; litigation risks from the use of the Company's products; risks of government regulations; the impact of competitive products; and the Company's ability to maintain and enhance its brand(s), as well as other risk factors included in the Company's most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and other SEC filings. These forward-looking statements are made as of the date of this press release and were based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. Except as required by law, the Company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations.

Investors Contact:
IR@charliesholdings.com
phone: 949-418-4020